December 21, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Global Series, Inc. (the "Registrant"), and, under the date of December 20, 2006 we reported on the Registrant's financial statements for RiverSource Global Equity Fund, RiverSource Global Bond Fund, RiverSource Emerging Markets Fund and RiverSource Global Technology Fund as of and for the years ended October 31, 2006, and for RiverSource Emerging Markets Bond Fund as of and for the period from February 16, 2006 (when shares became publicly available) to October 31, 2006, and for RiverSource Absolute Return Currency and Income Fund as of and for the period from June 15, 2006 (when shares became publicly available) to October 31, 2006. On April 13, 2007 we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on December 21, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007 or (ii) the statements in the last paragraph.

Very truly yours,


/s/ KPMG LLP